Exhibit 97.1
Compensation Recoupment Policy

1.Purpose. The purpose of this Compensation Recoupment Policy (this “Policy”) is to describe the circumstances under which WillScot Mobile Mini Holdings Corp. (the “Company”) is required to or shall have the right to recover certain compensation paid to certain employees and independent contractors. Any references in compensation plans, agreements, equity awards or other policies to the Company’s “recoupment”, “clawback” or similarly named policy shall be deemed to refer to this Policy with respect to Incentive-Based Compensation or Time-Based Compensation Received on or after the Effective Date. With respect to Incentive-Based Compensation or Time-Based Compensation Received prior to the Effective Date, such references to the Company’s “recoupment”, “clawback” or similarly named policy in compensation plans, agreements, equity awards or other policies shall be deemed to refer to the Company’s “recoupment,” “clawback” or similarly named policy, if any, in effect prior to the Effective Date.

2.Mandatory Recovery of Compensation. In the event that the Company is required to prepare an Accounting Restatement, the Company shall recover reasonably promptly the amount of Erroneously Awarded Compensation.

3.Discretionary Recovery of Compensation. In the event that, in the Committee’s judgment, a Covered Officer has engaged in conduct that (a) represents a violation of Company policy or law, is otherwise contrary to the best interests of the Company or constitutes a failure to appropriately identify, escalate, monitor or manage material risks to the Company, and (b) has caused, or might reasonably be expected to cause, significant reputational or financial harm to the Company, the Committee may instruct the Company, and the Company shall be entitled, to require reimbursement of, or reduce or cancel, Incentive-Based Compensation or Time-Based Compensation paid or awarded to, or earned by, such Covered Officer (whether or not then serving as a Covered Officer) to the extent permitted by applicable law.

4.Definitions. For purposes of this Policy, the following terms, when capitalized, shall have the meanings set forth below:

(a)“Accounting Restatement” shall mean any accounting restatement required due to material noncompliance of the Company with any financial reporting requirement under the securities laws, including to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

(b)“Covered Officer” shall mean the Company’s president; principal financial officer; principal accounting officer (or if there is no such accounting officer, the controller); any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance); any other officer who performs a significant policy-making function; or any other person who performs similar significant policy-making functions for the Company.

(c)“Effective Date” shall mean October 2, 2023.

(d)“Erroneously Awarded Compensation” shall mean the excess of (i) the amount of Incentive-Based Compensation Received by a person (A) after beginning service as a Covered Officer, (B) who served as a Covered Officer at any time during the performance period for that Incentive-Based Compensation, (C) while the Company has a class of securities listed on a national securities exchange or a national securities association and (D) during the Recovery Period; over (ii) the Recalculated Compensation. For the avoidance of doubt, a person who served as a Covered Officer during the periods set forth in clauses (A) and (B) of the preceding sentence shall continue to be subject to this Policy even after such person’s service as a Covered Officer has ended.

Exhibit 97.1
(e)“Incentive-Based Compensation” shall mean any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. A financial reporting measure is a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, regardless of whether such measure is presented within the financial statements or included in a filing with the Securities Exchange Commission. Each of stock price and total shareholder return is a financial reporting measure.

(f)“Recalculated Compensation” shall mean the amount of Incentive-Based Compensation that otherwise would have been Received had it been determined based on the restated amounts in the Accounting Restatement, computed without regard to any taxes paid. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of the Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the amount of the Recalculated Compensation must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return, as the case may be, on the compensation Received. The Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the national securities exchange or association on which its securities are listed. The Covered Officer shall be entitled to receive a copy of the Recalculated Compensation documentation and the reasonable estimate thereof within 5 business days of completion.
(g)Incentive-Based Compensation is deemed “Received” in the Company’s fiscal period during which the financial reporting measure specified in the award of such Incentive-Based Compensation is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period. Time-Based Compensation is “Received” in the year of payment or settlement.

(h)“Recovery Period” shall mean the three completed fiscal years of the Company immediately preceding the date the Company is required to prepare an Accounting Restatement; provided that the Recovery Period shall not begin before the Effective Date. For purposes of determining the Recovery Period, the Company is considered to be “required to prepare an Accounting Restatement” on the earlier to occur of: (i) the date the Company’s Board of Directors, a committee thereof, or the Company’s authorized officers conclude, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement. If the Company changes its fiscal year, then the transition period within or immediately following such three completed fiscal years also shall be included in the Recovery Period, provided that if the transition period between the last day of the Company’s prior fiscal year end and the first day of its new fiscal year comprises a period of nine to 12 months, then such transition period shall instead be deemed one of the three completed fiscal years and shall not extend the length of the Recovery Period.

(i)“Time-Based Compensation” shall mean any compensation that is paid pursuant to an equity-based award granted under the Company’s 2020 Incentive Award Plan (or any successor plan thereto), whether settled in cash, the Company’s common stock or a combination thereof, and that is not Incentive-Based Compensation.

5.Exceptions. Notwithstanding anything to the contrary in this Policy, recovery of Erroneously Awarded Compensation will not be required to the extent the Company’s committee of independent directors responsible for executive compensation decisions (or a majority of the independent directors on the Company’s board of directors in the absence of such a committee) has made a determination that such recovery would be impracticable and one of the following conditions have been satisfied:

Exhibit 97.1
(a)The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered; provided that, before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation that was Incentive-Based Compensation based on the expense of enforcement, the Company must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the national securities exchange or association on which its securities are listed.

(b)Recovery would violate home country law where, with respect to Incentive-Based Compensation, that law was adopted prior to November 28, 2022; provided that, before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation that was Incentive-Based Compensation based on violation of home country law, the Company must obtain an opinion of home country counsel, acceptable to the national securities exchange or association on which its securities are listed, that recovery would result in such a violation, and must provide such opinion to the exchange or association.

(c)Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

6.Manner of Recovery. In addition to any other actions permitted by law or contract, the Company may take any or all of the following actions to recover any Erroneously Awarded Compensation: (a) require the Covered Officer to repay such amount; (b) offset such amount from any other compensation owed by the Company or any of its affiliates to the Covered Officer, regardless of whether the contract or other documentation governing such other compensation specifically permits or specifically prohibits such offsets; and (c) subject to Section 5(c), to the extent the Erroneously Awarded Compensation was deferred into a plan of deferred compensation, whether or not qualified, forfeit such amount (as well as the earnings on such amounts) from the Covered Officer’s balance in such plan, regardless of whether the plan specifically permits or specifically prohibits such forfeiture. If the Erroneously Awarded Compensation consists of shares of the Company’s common stock, and the Covered Officer still owns such shares, then the Company may satisfy its recovery obligations by requiring the Covered Officer to transfer such shares back to the Company.

7.Other.

(a)The Committee will have sole discretion in making all determinations under this Policy, and the determinations of the Committee shall be binding on all Covered Officers.

(b)This Policy shall be binding upon and enforceable against the Covered Officers. A Covered Officer will not be entitled to payment of legal fees or indemnification from the Company with respect to any dispute between the Company and the Covered Officer under this Policy, or with respect to any loss of Erroneously Awarded Compensation.

(c)The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the Federal securities laws, including disclosure required by the Securities Exchange Commission filings.

(d)Any Incentive-Based Compensation that has been recovered under one section of this Policy shall not, after such recovery, be recoverable under another section of this Policy. Any right to recovery under this Policy shall be in addition to, and not in lieu of, any other rights of recovery that may be available to the Company.

Exhibit 97.1
(e)Each of the Committee and the Company’s Board of Directors, in their discretion, may modify or amend, in whole or in part, any or all of the provisions of this Policy and may suspend any provision hereof from time to time, and such modifications or amendments shall apply prospectively to grants and awards that have yet to be awarded, and not retrospectively, in each case except as otherwise required by law or the rule of the relevant stock exchange.

(f)This Policy, and all rights and obligations hereunder, shall be governed by, except to the extent preempted by other applicable laws, the internal laws of the State of Delaware (without reference to conflict of law principles thereof).

Exhibit 97.1
Compensation Recoupment Parameters

1.A change from one generally accepted accounting principle to another generally accepted accounting principle when the accounting principle formerly used is no longer generally accepted does not, under current guidance, represent an error correction.

2.Options, Base Salary and RSUs will not be considered incentive-based compensation because they are neither granted nor vested based on a financial measure.
3.PSUs granted during the 3-year look back period but for which the performance period does not conclude during such three-year look back period would not require recalculation because the compensation is not considered “received” during the applicable look back period for purposes of this policy.
4.If the incentive-based compensation metric at issue is only dependent upon, for example, Net Income, Adjusted EBITDA, Revenues or Free Cash Flow and are not materially impacted individually or collectively, then no further calculations are required; in each case as the capitalized terms are defined by the Company’s description of non-GAAP measures in place during the lookback period.
5.Company Recalculation
For restatements that impact performance metrics that can be recalculated directly based on updated financial statements (i.e., Adjusted EBITDA, Sales, Earnings Per Share, etc.) company finance and accounting to recalculate
Compensation Committee to approve recalculated compensation and clawback amount based on company finance and accounting calculations.
For restatements that impact performance metrics that cannot be recalculated directly based on updated financial statements (i.e., TSR, Relative TSR, stock price, etc.) (the “Indirect Metrics”) Impose three-prong approach:
#1: Until and unless a clear market practice develops to the contrary, engage third-party evaluators only when material
Immaterial restatement, company finance, accounting, and board to assess likely impact to Indirect Metrics
Material restatement, consider engaging third-party valuation firm to assess likely impact to Indirect Metrics
#2: If clear market practice develops in favor of third-party evaluators, consider engaging third-party evaluators for all assessments of Indirect Metrics
#3: Consider change in average share price in the 30-days post disclosure of the restatement with average share price in 30-days preceding the restatement announcement as an indicator of the change that likely would have resulted had the restated earnings been known at the time of the PSU vesting
6.Committee Reassessment
Following recalculation of compensation based on financial performance metrics as noted above, Compensation Committee to reassess any individual metrics and/or discretion imposed on compensation amounts considering the restatement
7.Recoupment Method

Finance to evaluate most cost-effective method of recovery, which shall include direct offset where practicable and consider credit risk. Compensation committee to review and approve the method for compensation recovery following presentation from Company Finance

Effective November 1, 2023